Exhibit C

Chief Financial Officer Letter of Engagement

This Agreement is entered into this date by and between Eco Depot Inc., a Nevada corporation, and James Michael Ator.

WHEREAS, the Corporation is engaged In the business of designing and selling water desalination equipment; and

WHEREAS, the Corporation desires to retain the services of James Michael Ator as CFO and Secretary/Treasurer

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.     Services.      The CFO will provide all necessary service as expected for a CFO.

Section 2.     Compensation.     The Corporation agrees to compensate the CFO as follows:

2.1 The CFO shall be paid $1500 per week for services performed. After normal with holding 13 taken out, the balance will be sent by overnight service. The cost of the overnight service will be paid by the company. After three months a review will be conducted by the CEO and the Board of Directors to consider a salary increase. For as long as he is employed he will receive 100,000 shares of convertible preferred stock each quarter whose conversion rate will be determined by the Board of Directors after one year. The pay period starts May 2, 2008 with the check to be received on May 9, 2008.

2.2 The Corporation shall reimburse the CFO for all reasonable and necessary expenses incurred in performing these services, including, but not limited to, travel, lodging, meals, telephone, postage, secretarial services and bonding, if required.

2.3 The CFO shall provide an invoice for all services and expenses for the preceding calendar month to the Corporation on the 15th day of each month. Payment shall be due within 30 days of such invoice.

2.4 The Corporation agrees to maintain adequate Workmen’s Compensation and Employer’s Liability Insurance, and to pay any and all with holding for taxes and all other payments required to be made by the laws of the United States or of the state 1n which the Corporation’s business 13 located.

Section 3.     Duration.     Unless automatically terminated earlier by agreement of the parties, or by incapacity or bankruptcy of either party, or by either party’s failure to timely or properly perform the services or make payments, this Agreement will be employment at will. This Agreement may be terminated by either party for any reason without liability after first giving thirty (30) days prior written notice to the other party.

Section 4.     Industrial Safety.     The CFO shall take reasonable precautions to avoid injury or damage to any party while performing the services.

Section 5.     Records.     The CFO shall keep full and complete records of all services done under this Agreement and shall turn copies of such records over to the Corporation as needed.

Section 6.     Confidential/Proprietary Information.     The CFO agrees that he will not disclose and will hold in confidence any and all proprietary information, drawings and other matters owned by the Corporation brought to the CFO‘s attention (collectively the “Information”) by the Corporation during the course of this Agreement, whether in written or oral form. Without the prior written consent of the Corporation, the CFO agrees not to use the Information for any purpose other than the performance of the Services performed for the Corporation.

Upon signing by J. Michael Ator and a duly authorized officer of Eco Depot this agreement will take affect immediately.

S.A. Weaver-President and CEO

J. Michael Ator CFO